Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Debt Securities	$7,396,000	$1,008.82

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180289 Dated September 25, 2013

HSBC USA Inc. Airbag Return Optimization Securities

$7,396,000 Securities Linked to the SPDR® S&P 500® ETF due on or about September 30, 2016

Investment Description

These Airbag Return Optimization Securities Linked to the SPDR® S&P 500® ETF (the "Index Fund") are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”), which we refer to as the “Securities”. The Securities will rank equally with all of our other unsecured and unsubordinated debt obligations. If the Index Fund Return is positive, HSBC will repay the Principal Amount at maturity plus a return equal to the Index Fund Return times the Multiplier of x1.5, up to the Maximum Gain of 26%. If the Index Fund Return is zero or negative but the Final Price is greater than or equal to the Conversion Price (which will be 85% of the Initial Price), HSBC will repay the full Principal Amount at maturity. However, if the Index Fund Return is negative and the Final Price is less than the Conversion Price, HSBC will deliver to you a number of shares of the Index Fund equal to the Principal Amount per Security divided by the Conversion Price (the “Share Delivery Amount”) for each of your Securities (subject to adjustments in the case of certain events described in the accompanying ETF Underlying Supplement).

Investing in the Securities involves significant risks. HSBC will not pay any interest on the Securities. You may lose some or all of your Principal Amount. You are accepting the risk of receiving shares of the Index Fund at maturity that are worth less than your Principal Amount or that may have no value at all. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Enhanced Growth Potential Up to the Maximum Gain: If the Index Fund Return is greater than zero, HSBC will repay your Principal Amount at maturity plus a return equal to the Index Fund Return multiplied by the Multiplier, up to the Maximum Gain. If the Index Fund Return is negative, investors may be exposed to the downside market risk of the Index Fund at maturity.

❑	Contingent Repayment of Principal at Maturity: If the Index Fund Return is zero or negative, but the Final Price is greater than or equal to the Conversion Price (which will be 85% of the Initial Price), HSBC will repay your Principal Amount at maturity. However, if the Index Fund Return negative and the Final Price is less than the Conversion Price, HSBC will deliver to you the Share Delivery Amount at maturity for each of your Securities, which is expected to be worth less than your Principal Amount and may have no value at all. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates

Trade Date	September 25, 2013

Settlement Date	September 30, 2013

Final Valuation Date[1]	September 26, 2016

Maturity Date[1]	September 30, 2016

[1] Subject to adjustment as described in the accompanying ETF Underlying Supplement.

The securities are significantly riskier than conventional debt INSTRUMENTS. the terms of the securities may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE securities. the securities CAN have UP TO THE FULL downside MARKET risk OF the Index Fund, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF THE PRINCIPAL AMOUNT at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc.  You should not PURCHASE the securities if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the securities.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 4 OF THIS PRICING SUPPLEMENT AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-2 OF THE ACCOMPANYING ETF UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-3 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering

HSBC USA Inc. is offering Airbag Return Optimization Securities Linked to the SPDR® S&P 500® ETF. The Securities are offered at $1,000 per Security.

Index Fund	Bloomberg Symbol	Initial Price	Multiplier	Maximum Gain	Conversion Price(1)	Share Delivery Amount(1)(2)	CUSIP/ISIN
SPDR® S&P 500® ETF (“SPY”)	SPY	$169.11	x1.5	26%	$143.74, which is 85% of the Initial Price	6.9570 shares per Security	40433X241/US40433X2412

(1) The Conversion Price and Share Delivery Amount are subject to adjustment as described in the accompanying ETF Underlying Supplement under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments”

(2) Equal to $1,000 divided by the Conversion Price. If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares of the Index Fund in an amount equal to that fraction multiplied by the Final Price of the Index Fund.

See “Additional Information About HSBC USA Inc. and the Securities” on page 2 of this pricing supplement. The Securities offered will have the terms specified in the accompanying prospectus dated March 22, 2012, the accompanying prospectus supplement dated March 22, 2012, the accompanying ETF Underlying Supplement dated March 22, 2012 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying ETF Underlying Supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 12 for a description of the distribution arrangement.

The Estimated Initial Value of the Securities on the Trade Date is $959.00 per Security, which will be less than the price to public. The market value of the Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 3 and “Key Risks” beginning on page 4 of this document for additional information.

Offering of Securities to Brokerage Accounts	Price to Public	Underwriting Discount	Proceeds to Us
Per Security	$1,000	$25	$975
Total	$7,300,000	$182,500	$7,117,500

Offering of Securities to Advisory Accounts	Price to Public	Underwriting Discount(1)	Proceeds to Us
Per Security	$975	$0	$975
Total	$93,600	$0	$93,600

(1) UBS Financial Services Inc. will act as placement agent for sales to certain advisory accounts of $96,000 principal amount of the Securities at a purchase price to such accounts of $975 per Security, and will not receive a sales commission with respect to such sales. Therefore, the price to public for the Securities offered to advisory accounts is $93,600. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 12 of this pricing supplement.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information About HSBC USA Inc. and the Securities

This pricing supplement relates to an offering linked to the Index Fund identified on the cover page. As a purchaser of a Security, you will acquire an investment instrument linked to the Index Fund. Although this offering relates to the Index Fund identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Index Fund, or as to the suitability of an investment in the Securities.

You should read this document together with the ETF Underlying Supplement dated March 22, 2012, the prospectus dated March 22, 2012 and the prospectus supplement dated March 22, 2012. If the terms of the Securities offered hereby are inconsistent with those described in the accompanying ETF Underlying Supplement, prospectus supplement or prospectus, the terms described in this pricing supplement will control. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 4 of this pricing supplement and in “Risk Factors” beginning on page S-2 of the ETF Underlying Supplement and beginning on page S-3 of the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. You are urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

HSBC has filed a registration statement (including the ETF Underlying Supplement, a prospectus and prospectus supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the ETF Underlying Supplement, the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the ETF Underlying Supplement, prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	ETF Underlying Supplement dated March 22, 2012:

http://www.sec.gov/Archives/edgar/data/83246/000114420412016689/v306692_424b2.htm

♦	Prospectus supplement dated March 22, 2012:

http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

♦	Prospectus dated March 22, 2012:

http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

As used herein, references to “HSBC”, “we”, “the issuer”, “us” and “our” are to HSBC USA Inc. References to the “ETF Underlying Supplement” mean the ETF Underlying Supplement dated March 22, 2012, references to “prospectus supplement” mean the prospectus supplement dated March 22, 2012 and references to “accompanying prospectus” mean the HSBC prospectus dated March 22, 2012.

Investor Suitability

The Securities may be suitable for you if:

♦  You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦  You can tolerate a loss of all or a substantial portion of your investment and you are willing to make an investment that can have up to the full downside market risk of an investment in the Index Fund.

♦  You believe the Index Fund will appreciate over the term of the Securities, but will not appreciate by more than the Maximum Gain indicated on the cover hereof.

♦  You understand and accept that your potential return is limited by the Maximum Gain and you are willing to invest in the Securities based on the Maximum Gain indicated on the cover hereof.

♦  You believe the Final Price is not likely to be below the Conversion Price and, if it is, you can tolerate receiving shares of the Index Fund at maturity worth less than your Principal Amount or that may have no value at all.

♦  You are willing to hold the Securities to maturity, a term of approximately three years, and accept that there may be little or no secondary market for the Securities.

♦  You accept the risk and return profile of the Securities, in contrast to conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating that would pay interest at prevailing market rates.

♦  You do not seek current income from your investment and are willing to forgo dividends paid on the Index Fund or the stocks included in the Index Fund.

♦  You are willing to assume the credit risk of HSBC, as Issuer of the Securities, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of your principal.

The Securities may not be suitable for you if:

♦  You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦  You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that can have up to the full downside market risk of an investment in the Index Fund.

♦  You seek an investment that provides a full return of principal at maturity.

♦  You believe that the price of the Index Fund will decline during the term of the Securities and that the Final Price is likely to be below the Conversion Price on the Final Valuation Date, or you believe the Index Fund will appreciate over the term of the Securities by more than the Maximum Gain indicated on the cover hereof.

♦  You cannot tolerate receiving shares of the Index Fund at maturity worth less than your Principal Amount or that may have no value at all.

♦  You seek an investment that participates in the full appreciation of the Index Fund or that has unlimited returns.

♦  You are unwilling to invest in the Securities based on the Maximum Gain indicated on the cover hereof.

♦  You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating that would pay interest at prevailing market rates.

♦  You seek current income from this investment or prefer to receive the dividends paid on the Index Fund or the stocks included in the Index Fund.

♦  You are unable or unwilling to hold the Securities to maturity, a term of approximately three years, or you seek an investment for which there will be an active secondary market.

♦  You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Securities, for any payment on the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 4 of this pricing supplement and the more detailed “Risk Factors” beginning on page S-2 of the ETF Underlying Supplement and beginning on page S-3 of the accompanying prospectus supplement.

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Final Terms

Issuer	HSBC USA Inc.
Issue Price	$1,000 per Security for brokerage account holders; $975 for advisory account holders.
Principal Amount	$1,000 per Security. The Payment at Maturity is based on the Principal Amount per Security.
Term	Three years
Index Fund	SPDR® S&P 500® ETF (Ticker: SPY)
Payment at Maturity (per $1,000 Principal Amount Security)

If the Index Fund Return is positive, HSBC will pay you an amount in cash equal to the lesser of:

(A) $1,000 + ($1,000 × Index Fund Return x Multiplier); and

(B) $1,000 + ($1,000 × Maximum Gain)

If the Index Fund Return is zero or negative but the Final Price is equal to or greater than the Conversion Price, HSBC will pay you an amount in cash equal to your Principal Amount, or $1,000 per Security.

If the Index Fund Return is negative and the Final Price is less than the Conversion Price, HSBC will deliver to you a number of shares of the Index Fund equal to the Share Delivery Amount (subject to adjustments) for each Security you own plus accrued and unpaid interest.

In this scenario, you will receive shares of the Index Fund at maturity worth less than your Principal Amount, up to a loss of your entire investment.

Multiplier	x1.5
Conversion Price	$143.74, which is 85.00% of the Initial Price (rounded to two decimal places).
Maximum Gain	26.00%
Share Delivery Amount[1]	6.9570 shares per Security which is the number of shares of the Index Fund per $1,000 principal amount Security equal to $1,000 divided by the Conversion Price. The Share Delivery Amount for the Securities is subject to adjustment upon the occurrence of certain corporate events affecting the Index Fund. See “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying ETF Underlying Supplement.
Index Fund Return	Final Price – Initial Price Initial Price
Initial Price	169.11, which was the Official Closing Price of the Index Fund on the Trade Date.
Final Price	The Official Closing Price of the Index Fund on the Final Valuation Date.
Official Closing Price	The Official Closing Price on any scheduled trading day will be the Closing Price of the Index Fund on such scheduled trading day, as determined by the Calculation Agent based upon the value displayed on Bloomberg Professional® service page “SPY UP <EQUITY>” or on any successor page on the Bloomberg Professional® service or any successor service, as applicable, adjusted by the Calculation Agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying ETF Underlying Supplement.
CUSIP / ISIN	40433X241/US40433X2412
Calculation Agent	HSBC USA Inc. or one of its affiliates.
Estimated Initial Value	The Estimated Initial Value of the Securities is less than the price you pay to purchase the Securities, which is set forth on the cover page of this pricing supplement. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market, if any, at any time. The Estimated Initial Value was calculated on the Trade Date and is set forth on the cover page of this pricing supplement. See “Risk Factors — The Estimated Initial Value of the securities is less than the price to public and may differ from the market value of the securities in the secondary market, if any.”
Business Day	A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.
Payment When Offices or Settlement Systems Are Closed

If any payment is due on the Securities on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.

Investment Timeline

1 If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Index Fund on the Final Valuation Date.

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Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying ETF Underlying Supplement and the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Your Investment in the Securities May Result in a Loss – The Securities differ from ordinary debt securities in that the Issuer will not necessarily pay the full Principal Amount of the Securities at maturity. HSBC will only pay you an amount that is equal to or greater than the Principal Amount of your Securities if the Final Price is greater than or equal to the Conversion Price and only at maturity. If the Index Fund Return is negative and the Final Price is below the Conversion Price, HSBC will deliver to you a number of shares of the Index Fund equal to the Share Delivery Amount for each Security you then own. Therefore, if the Final Price is less than the Conversion Price, you will be exposed on a leveraged basis to any such decline below the Conversion Price. For example, if the Conversion Price is 80% of the Initial Price and the Final Price is less than the Conversion Price, you will lose 1.25% of your $1,000 Principal Amount per Security at maturity for each additional 1% that the Final Price is below the Conversion Price. If you receive shares of the Index Fund at maturity, the value of those shares is expected to be less than the principal amount of the Securities or may have no value at all.

♦	Limited Return at Maturity – The return on the Securities at maturity is subject to the Maximum Gain, which is 26.00%. If the Index Fund Return times the Multiplier is greater than the Maximum Gain, the return on the Securities will be limited to the Principal Amount multiplied by the Maximum Gain and you will not benefit from any further appreciation of the Index Fund.

♦	The Contingent Repayment of Principal Applies Only if You Hold the Securities to Maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the Index Fund at that time is above the Conversion Price.

♦	The Amount Payable on the Securities Is Not Linked to the Price of the Index Fund at Any Time Other Than on the Final Valuation Date – The Final Price will be based on the Official Closing Price of the Index Fund on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the Index Fund appreciates prior to the Final Valuation Date but then decreases on the Final Valuation Date to a price that is less than the Initial Price, the Payment at Maturity will be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the price of the Index Fund prior to such decrease. Although the actual price of the Index Fund on the Maturity Date or at other times during the term of the Securities may be higher than the Final Price, the Payment at Maturity will be based solely on the Official Closing Price of the Index Fund on the Final Valuation Date.

♦	The Securities Are Subject to the Credit Risk of the Issuer – The Securities are senior unsecured debt obligations of HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive any amount owed to you under the terms of the Securities and you could lose your entire investment.

♦	The Estimated Initial Value of the Securities Is Less Than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any – The Estimated Initial Value of the Securities was calculated by us on the Trade Date and is less than the price to public. The Estimated Initial Value will reflect the implied borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Securities. The implied borrowing rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our implied borrowing rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Securities may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Securities to be more favorable to you. We determined the value of the embedded derivatives in the Securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market (if any exists) at any time.

♦	The Price of Your Securities in the Secondary Market, if Any, Immediately After the Trade Date Will Be Less Than the Price to Public – The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount applicable to brokerage accounts, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Securities and the costs associated with structuring and hedging our obligations under the Securities. If you were to sell your Securities in the secondary market, if any, the price you would receive for your Securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the Index Fund and changes in market conditions, and cannot be predicted with accuracy. The Securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Securities to maturity. Any sale of the Securities prior to maturity could result in a loss to you.

♦	If We Were to Repurchase Your Securities Immediately After the Settlement Date, the Price You Receive May Be Higher than the Estimated Initial Value of the Securities – Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately seven months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of

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the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the securities based on changes in market conditions and other factors that cannot be predicted.

♦	No Interest Payments – HSBC will not make any interest payments with respect to the Securities.

♦	The Securities Lack Liquidity – The Securities will not be listed on any securities exchange or quotation system. An affiliate of HSBC intends to offer to repurchase the Securities in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which an affiliate of HSBC is willing to buy the Securities. The price, if any, will exclude any fees or commissions paid by brokerage account holders when the Securities were purchased and therefore will generally be lower than your purchase price.

♦	Owning the Securities Is Not the Same as Owning the Index Fund or the Stocks Comprising the Index Fund’s Underlying Index – The return on your Securities may not reflect the return you would realize if you actually owned the Index Fund or stocks included in the Index Fund. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Index Fund or the stocks included in the Index Fund would have.

♦	Market Price Prior to Maturity – The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the Index Fund; the volatility of the securities held by the Index Fund; dividends paid on those securities; the time remaining to the maturity of the Securities; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of HSBC.

♦	There Is Limited Anti-dilution Protection — The Calculation Agent will adjust the Closing Price of the Index Fund, which will affect the the Payment at Maturity, for certain events affecting the Index Fund, such as stock splits and corporate actions. The Calculation Agent is not required to make an adjustment for every corporate action which affects the Index Fund. If an event occurs that does not require the Calculation Agent to adjust the Final Price, the market price of the Securities may be materially and adversely affected. See “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying ETF Underlying Supplement.

♦	The Index Fund and the Underlying Index Are Different – The performance of the Index Fund may not exactly replicate the performance of the S&P 500® Index (the “underlying index”), because the Index Fund will reflect transaction costs and fees that are not included in the calculation of the underlying index. It is also possible that the Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Index Fund or other circumstances. The Index Fund may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to the underlying index and in managing cash flows.

♦	The Index Fund Is Subject to Management Risk – The Index Fund is not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the Index Fund, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of the underlying index by investing in a portfolio of securities that generally replicate the underlying index. Therefore, unless a specific security is removed from the underlying index, an Index Fund generally would not sell a security because the security’s issuer was in financial trouble. In addition, the Index Fund is subject to the risk that the investment strategy of the Index Fund’s investment advisor may not produce the intended results.

♦	Potential HSBC and UBS Financial Services Inc. Impact on Price – Trading or transactions by HSBC, UBS Financial Services Inc., or any of their respective affiliates in the stocks held by the Index Fund or in shares of the Index Fund, or in futures, options, exchange-traded funds or other derivative products on those securities, may adversely affect the market value of the stocks held by the Index Fund or shares of the Index Fund, and, therefore, the market value of the Securities.

♦	Potential Conflict of Interest – HSBC, UBS Financial Services Inc., or any of their respective affiliates may engage in business with the issuers of the stocks comprising the Index Fund or the underlying index, which could affect the price of such stocks or the price of the Index Fund and thus, may present a conflict between the obligations of HSBC and you, as a holder of the Securities. Additionally, potential conflicts of interest may exist between the Calculation Agent, which may be HSBC or any of its affiliates, and you with respect to certain determinations and judgments that the Calculation Agent must make, which include determining the Payment at Maturity based on the Final Price as well as whether to postpone the determination of the Final Price and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS Financial Services Inc., or Their Respective Affiliates – HSBC, UBS Financial Services Inc., or any of their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities and such research, opinions or recommendations may be revised at any time. Any such research, opinions or recommendations could affect the price of the stocks included in the Index Fund or the price of the Index Fund, and therefore, the market value of the Securities.

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♦	The Securities Are Not Insured or Guaranteed by any Governmental Agency of the United States or any Other Jurisdiction – The Securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Securities and you could lose your entire investment.

♦	Uncertain Tax Treatment – Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Securities?” beginning on page 9 of this pricing supplement.

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Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are provided for illustrative purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Index Fund relative to the Initial Price. We cannot predict the Final Price. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Index Fund. The numbers set forth in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity for a $1,000 Principal Amount of Securities.

Term:	Three years
Principal Amount:	$1,000
Initial Price:	$169.11
Multiplier:	x1.5
Maximum Gain:	26.00%
Conversion Price: Share Delivery Amount:	$143.74 (85.00% of the Initial Price) 6.9570 shares per Security ($1,000 / Conversion Price of $143.74)

Example 1: The Final Price is $186.02 for an Index Fund Return of 10%.

Since the Index Fund Return is positive and when multiplied by the Multiplier is less than the Maximum Gain, the Payment at Maturity per Security will be calculated as follows:

$1,000 + ($1,000 × 10% x 1.5) = $1,150.00 per Security

The Payment at Maturity of $1,150.00 per $1,000 Security represents a return on the Principal Amount equal to 15.00%, which corresponds to a total return on the Securities of 15.00% for brokerage accounts and 17.95% for advisory accounts.

Example 2: The Final Price is $270.58 for an Index Fund Return of 60%.

Since the Index Fund Return is positive and when multiplied by the Multiplier is greater than the Maximum Gain of 26.00%, the Payment at Maturity per Security will be limited by the Maximum Gain and will be calculated as follows:

$1,000 + ($1,000 × 26.00%) = $1,260.00 per Security

The Payment at Maturity of $1,260.00 per $1,000 Security represents a return on the Principal Amount equal to 26.00%, which corresponds to a total return on the Securities of 26.00% for brokerage accounts and 29.23% for advisory accounts.

Example 3: The Final Price is $152.20 for an Index Fund Return of -10%.

Since the Index Fund Return is negative but the Final Price is greater than the Conversion Price, HSBC will repay the full Principal Amount and the Payment at Maturity is equal to $1,000.00 per Security.

The Payment at Maturity of $1,000 per $1,000 Security represents a return on the Principal Amount equal to 0.00%, which corresponds to a total return on the Securities of 0.00% for brokerage accounts and 2.56% for advisory accounts.

Example 4: The Final Price and Official Closing Price on the Final Valuation Date are both $67.64, for an Index Fund Return of -60%

Since the Index Fund Return is negative and the Final Price is less than the Conversion Price, HSBC will deliver to you the number of shares of the Index Fund equal to the Share Delivery Amount for every $1,000 Principal Amount of Securities you hold and will pay cash at the Final Price for any fractional shares included in the Share Delivery Amount. The value of shares received at maturity and the total return on the Securities at that time depends on the Official Closing Price on the Maturity Date, and is expected to result in the loss of some or all of your principal. Additionally, the amount of cash in lieu of fractional shares received depends on the Final Price, as this amount is calculated on the Final Valuation Date.

Value of Shares Received: 6 x $67.64 = $405.84

Cash in Lieu of Fractional Shares Received: 0.9570 x $67.64 = $64.73

Value of Share Delivery Amount at Maturity: $405.84 + $64.73 = $470.57 per Security

The value of the Payment at Maturity of $470.57 per $1,000 Security represents a return on the Principal Amount equal to -52.94%, which corresponds to a total return on the Securities of -52.94% for brokerage accounts and -51.74% for advisory accounts.

If the Index Fund Return is negative and the Final Price is below the Conversion Price on the Final Valuation Date, your investment in the Securities will be exposed to the downside market risk of the Index Fund and you will lose some or all of your principal at maturity.

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Scenario Analysis – Hypothetical Payment at Maturity for each $1,000 Principal Amount of Securities.

Hypothetical Final Price	Hypothetical Index Fund Return(1)	Hypothetical Payment at Maturity(2)	Hypothetical Return on Securities Purchased at $1,000 by Brokerage Accounts(3)	Hypothetical Return on Securities Purchased at $975 by Brokerage Accounts(4)
$338.22	100.00%	$1,260.00	26.00%	29.23%
$321.31	90.00%	$1,260.00	26.00%	29.23%
$304.40	80.00%	$1,260.00	26.00%	29.23%
$287.49	70.00%	$1,260.00	26.00%	29.23%
$270.58	60.00%	$1,260.00	26.00%	29.23%
$253.67	50.00%	$1,260.00	26.00%	29.23%
$236.75	40.00%	$1,260.00	26.00%	29.23%
$219.84	30.00%	$1,260.00	26.00%	29.23%
$202.93	20.00%	$1,260.00	26.00%	29.23%
$198.42	17.33%	$1,260.00	26.00%	29.23%
$194.48	15.00%	$1,225.00	22.50%	25.64%
$186.02	10.00%	$1,150.00	15.00%	17.95%
$177.57	5.00%	$1,075.00	7.50%	10.26%
$169.11	0.00%	$1,000.00	0.00%	2.56%
$160.65	-5.00%	$1,000.00	0.00%	2.56%
$152.20	-10.00%	$1,000.00	0.00%	2.56%
$143.74	-15.00%	$1,000.00	0.00%	2.56%
$135.29	-20.00%	$941.20	-5.88%	-3.47%
$118.38	-30.00%	$823.55	-17.65%	-15.53%
$101.47	-40.00%	$705.90	-29.41%	-27.60%
$84.56	-50.00%	$588.25	-41.18%	-39.67%
$67.64	-60.00%	$470.60	-52.94%	-51.73%
$50.73	-70.00%	$352.95	-64.71%	-63.80%
$33.82	-80.00%	$235.30	-76.47%	-75.87%
$16.91	-90.00%	$117.65	-88.24%	-87.93%
$0.00	-100.00%	$0.00	-100.00%	-100.00%

(1)	The Index Fund Return excludes cash dividend payments of the stocks included in the Index Fund.

(2)	Where the Final Price is below the Conversion Price, the value of the Share Delivery Amount consists of the total shares included in the Share Delivery Amount multiplied by the closing price of the Index Fund on the maturity date. For purposes of determining the value of the Share Delivery Amount in these examples, the Hypothetical Final Price is deemed to be the same as the closing price of the Index Fund on the Maturity Date. If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Index Fund on the Final Valuation Date.

(3)	This “Hypothetical Return on Securities” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount Security to the purchase price of $1,000 per Security for all brokerage account holders.

(4)	This “Hypothetical Return on Securities” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount Security to the purchase price of $975 per Security, which is the purchase price for investors in advisory accounts. See "Supplemental Plan of Distribution (Conflicts of Interest)" on page 13 of this pricing supplement.

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What Are the Tax Consequences of the Securities?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Securities. This summary supplements the section “U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities. Under one reasonable approach, the Securities should be treated as pre-paid executory contracts with respect to the Index Fund. HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the accompanying prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Securities in accordance with this approach. Pursuant to this approach, and subject to the discussion below regarding “constructive ownership transactions,” HSBC does not intend to report any income or gain with respect to the Securities prior to their maturity or an earlier sale or exchange and if you receive cash upon maturity or an earlier sale or exchange, HSBC intends to treat any gain or loss upon maturity or such earlier sale or exchange as long-term capital gain or loss, provided that you have held the Security for more than one year at such time for U.S. federal income tax purposes. If upon maturity you receive shares of the Index Fund, although no assurances can be provided in this regard, you may generally expect not to recognize any gain or loss at such time (other than with respect to cash received in lieu of fractional shares). Your tax basis in such shares (other than any amount allocable to fractional shares) should be equal to your purchase price in the Securities and your holding period for such shares should begin the day after the delivery of such shares. You should generally recognize capital gain or loss with respect to cash received in lieu of fractional shares in an amount equal to the difference between the amount of such cash received and your basis in the Securities that is allocable to the fractional shares. See "U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts" in the prospectus supplement for certain U.S. federal income tax considerations applicable to Securities that are treated as pre-paid executory contracts.

Despite the foregoing, U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”) contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the Index Fund (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in a Security is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of the Security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder determined as if the U.S. holder had acquired the Underlying Shares on the original issue date of the Security at fair market value and sold them at fair market value on the Maturity Date (if the Security was held until the Maturity Date) or on the date of sale or exchange of the Security (if the Security was sold or exchanged prior to the Maturity Date) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Security (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Security).

Although the matter is not clear, there exists a risk that an investment in a Security will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a Security will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each Security will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a Security over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of such Security for an amount equal to the “issue price” of the Security and, upon the date of sale, exchange or maturity of the Security, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the Security). Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible and the timing and character of income in respect of the Securities might differ from the treatment described above. For example, the Securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of a Security is required to accrue income in respect of the Security prior to the receipt of payments with respect to the Security or its earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a Security as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the Security could be subject to U.S. withholding tax in respect of a Security. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

We will not attempt to ascertain whether any of the entities whose stock is included in the Index Fund would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Index Fund were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Index Fund and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Index Fund is or becomes a PFIC or a USRPHC.

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Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after June 30, 2014. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on July 1, 2014. Additionally, with respect to non-U.S. Holders, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2014. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the Securities.

PROSPECTIVE PURCHASERS OF THE SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

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The SPDR® S&P 500® ETF

Description of the Index Fund

The objective of the SPDR® S&P 500® ETF (formerly the “SPDR Trust Series 1”) is to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P 500® Index. The SPY holds stocks and cash and is not actively managed by traditional methods, which typically involve effecting changes in the holdings of stocks and cash on the basis of judgments made relating to economic, financial and market considerations.

For more information about the SPY, see “SPDR S&P 500 ETF Trust” beginning on page S-26 of the accompanying ETF Underlying Supplement.

Historical Performance of the Index Fund

The following graph sets forth the historical performance of the Index Fund based on the daily historical closing prices from September 25, 2008 to September 25, 2013 as reported on the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical prices of the Index Fund should not be taken as an indication of future performance.

Source: Bloomberg Professional® service The closing price of the SPY on September 25, 2013 was $169.11.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	$146.39	$136.75	$142.07
4/2/2007	6/29/2007	$154.40	$140.89	$150.38
7/2/2007	9/28/2007	$156.00	$137.00	$152.67
10/1/2007	12/31/2007	$157.52	$140.66	$146.39
1/2/2008	3/31/2008	$146.99	$126.00	$131.89
4/1/2008	6/30/2008	$144.30	$127.04	$128.04
7/1/2008	9/30/2008	$131.50	$110.97	$116.54
10/1/2008	12/31/2008	$116.69	$74.35	$90.33
1/2/2009	3/31/2009	$94.45	$67.10	$79.44
4/1/2009	6/30/2009	$96.11	$78.33	$91.92
7/1/2009	9/30/2009	$108.06	$87.01	$105.56
10/1/2009	12/31/2009	$113.03	$101.99	$111.44
1/4/2010	3/31/2010	$118.10	$104.58	$116.99
4/1/2010	6/30/2010	$122.12	$102.88	$103.22
7/1/2010	9/30/2010	$115.79	$101.13	$114.12
10/1/2010	12/31/2010	$126.20	$113.18	$125.78
1/3/2011	3/31/2011	$134.69	$125.28	$132.51
4/1/2011	6/30/2011	$137.17	$126.19	$131.97
7/1/2011	9/30/2011	$135.70	$110.27	$113.17
10/3/2011	12/30/2011	$129.41	$107.43	$125.50
1/3/2012	3/30/2012	$141.83	$126.43	$140.72
4/2/2012	6/29/2012	$142.21	$127.14	$136.27
7/2/2012	9/28/2012	$148.11	$132.60	$143.93
10/1/2012	12/27/2012	$147.15	$134.70	$142.52
1/2/2013	3/29/2013	$156.85	$144.74	$156.55
4/1/2013	6/28/2013	$169.06	$153.55	$160.01
7/1/2013*	9/25/2013*	$173.60	$159.87	$169.11

* Information for the third calendar quarter of 2013 in this pricing supplement includes data for the period from July 1, 2013 through September 25, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

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Events of Default and Acceleration

If the Securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the accelerated Payment at Maturity due and payable in the same general manner as described in “Final Terms” in this pricing supplement. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Index Fund Return, and the accelerated Maturity Date will be four business days after the accelerated Final Valuation Date. If a market disruption event exists on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC has agreed to sell to the Agent, and the Agent has agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. The Agent may allow a concession not in excess of the underwriting discount to its affiliates for distribution of the Securities to brokerage accounts. The Agent will act as placement agent for sales to certain advisory accounts at a purchase price to such accounts of $975 per Security, and will not receive a sales commission with respect to such sales.

Subject to regulatory constraints, HSBC (or an affiliate thereof) intends to offer to purchase the Securities in the secondary market, but is not required to do so. We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties, which may include the Agent, in connection with the sale of the Securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Securities, but is under no obligation to make a market in the Securities and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the accompanying prospectus supplement.

Validity of the Securities

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the Securities offered by this pricing supplement have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such Securities will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

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